                                                                   EXHIBIT 10.72

                                ATM SERVICE, LTD.
                             SHAREHOLDERS AGREEMENT

      This Shareholders Agreement (this "AGREEMENT") is made, as of the 30th day of September, 2000, by and among THOMAS A. SETTINERI ("SETTINERI"); GARY K. LEVI ("LEVI"); WORLDWIDE WEB NETWORX CORPORATION, a Delaware corporation ("WWWX"); and ATM SERVICE, LTD., a New York corporation (the "COMPANY"). Settineri, Levi and WWWX are sometimes hereinafter referred to collectively as the "SHAREHOLDERS," Settineri, Levi, WWWX and the Company are sometimes hereinafter referred to collectively as the "PARTIES," and Settineri and Levi are sometimes hereinafter referred to collectively as the "INDIVIDUAL SHAREHOLDERS."

                                   BACKGROUND

      The Parties are entering into this Agreement to govern the business and affairs of the Company.

                                    ARTICLE I
                                    OWNERSHIP

      SECTION 1.1 SHAREHOLDINGS. The Parties presently own the following number of shares of the Company's common stock and percentages of the Company's total issued and outstanding shares of capital stock:


       Shareholder   Number of Shares    % of Capital Stock
       -----------   ----------------    ------------------

         Settineri       360                 23.68%
         Levi            120                  7.89%
         WWWX           1040                 68.43%

      SECTION 1.2 FUTURE DILUTION. The Parties recognize and agree that their percentage of ownership interests will be diluted by future share issuances to raise funds for the Company and as necessary in joint ventures, strategic alliances, acquisitions and similar transactions and for other proper business purposes and objectives. It is contemplated that there may be also be one or more rounds of private share offerings followed by on or more rounds of public share offerings.

                                   ARTICLE II
                                   MANAGEMENT

      SECTION 2.1 MANAGEMENT BY BOARD OF DIRECTORS. The Company will be managed by a 5-member Board of Directors (the "BOARD OF DIRECTORS") which shall be appointed as follows:

        (a) 1 director appointed by Settineri;
        (b) 1 director appointed by Levi; and
        (c) 3 directors appointed by WWWX.


      SECTION 2.2 ACTIONS REQUIRING APPROVAL OF THE BOARD OF DIRECTORS. The following actions by the Company will require approval of the Board of
Directors:

        (a) Amend, alter or repeal any of the provisions of the Certificate of Incorporation, or the Bylaws of the Company;

        (b) Authorize or create, or increase the number of authorized shares of any stock of any class, or any security convertible into stock of any class;

        (c) Adopt and implement any strategic and operating plan that materially changes the business of the Company or that involves the entry of the Company into a business not currently conducted by the Company;

        (d) Make or commit to make any capital expenditures of amounts exceeding in the aggregate 20% of the Company's net worth;

        (e) Reorganize, recapitalize, sell stock, register its stock under the
            U. S. Federal Securities Laws, tender, offer or sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of;

        (f) Redeem, purchase or otherwise acquire, directly or indirectly any shares of the Company's capital stock or any option, warrant or other right to purchase or acquire any such shares;

        (g) Grant or issue any stock options or other convertible securities at below fair market value on the date of grant;

        (h) Declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to the Company's capital stock;

        (i) Except in the ordinary course of the Company's business, voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible);

        (j) Except in the ordinary course of the Company's business, grant or make any mortgage or pledge or subject the Company or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due;

        (k) Create, incur, or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices, but in no event in an aggregate amount exceeding 40% of the Company's net worth;

        (l) Except in the ordinary course of the Company's business, become subject to any guaranty;

        (m) Grant any increase in the compensation payable or to become payable to directors or officers (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing, incentive option or other plan or commitment) that is 25% greater than the prior year;

        (n) Alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected; and

        (o) Enter into any commitment or transaction other than in the ordinary course of business.

      SECTION 2.3 OFFICERS. The officers of the Company shall be appointed by the Board of Directors in accordance with the By-Laws of the Company, and shall initially be as follows:

        (a) Settineri as Chairman and Chief Executive Officer; and
        (b) Levi, as President and Chief Operating Officer.

                                   ARTICLE III
                                  DISTRIBUTIONS

      SECTION 3.1 DISTRIBUTIONS. There will be no guaranteed distributions. On an annual basis, the Board of Directors will determine if there will be any distributions or dividends in light of the then current business and affairs of the Company. Any distributions (if any, including without limitation bonus or stock option) or dividends will be pro rata with shareholdings.

                                   ARTICLE IV
                            RESTRICTIONS OF TRANSFER

      SECTION 4.1 LOCK-UP. No Shareholder may sell or transfer its or his shares, except in accordance with this ARTICLE IV.

      SECTION 4.2 NO RIGHT TO ENCUMBER SHARES. No Shareholder may encumber his or its shares without the unanimous consent of the Board of Directors.

      SECTION 4.3 PERMITTED TRANSFEREES. Any Shareholder may transfer shares to a subsidiary or affiliate of such Shareholder or to a trust, corporation, limited liability company or partnership controlled by, or for the benefit of, such Shareholder or any spouse or issue of such Shareholder, subject to SECTION 8.6; PROVIDED, HOWEVER, that the transferee will be subject to all the terms and conditions of this Agreement in the same manner and to the same extent as the transferring Shareholder had the transfer not occurred.

      SECTION 4.4  PUT RIGHTS.

      (a) In the event of the death of an Individual Shareholder, the Company shall, upon the request of the deceased Shareholder's personal representative, repurchase from the deceased Shareholder's estate such number of shares as will enable such Shareholder's estate to pay any estate taxes associated with such Shareholder's shares (the "ESTATE TAXES"), unless the provisions of SECTION 4.4(e) are applicable or unless, in the reasonable judgment of the Company's Board of Directors, the purchase of such shares would jeopardize the financial integrity or successful operation of the Company. If, in the reasonable judgment of the Company's Board of Directors, the purchase of such number of shares as will enable such Shareholder's estate to pay the Estate Taxes would jeopardize the financial integrity or successful operation of the Company, then the Company shall only be required to purchase from the deceased Shareholder's estate the greater of (i) such number of shares as shall have a purchase price, determined in accordance with the provisions of the following SECTION 4.4(b), equal to the proceeds received from the life insurance policy on the life of the deceased Shareholder purchased by the Company pursuant to SECTION 4.4(c), in any (the "INSURANCE PROCEEDS") or (ii) such number of shares, if any, as shall not, in the reasonable judgment of the Company's Board of Directors, jeopardize the financial integrity or successful operation of the Company.

      (b) The purchase price for the shares purchased by the Company from a deceased Shareholder's estate pursuant to SECTION 4.4(a), if any, shall be the fair market value of such shares as of a date 60 days following the date of death, which shall be agreed upon by the Board of the Directors of the Company and the deceased Shareholder's personal representative or determined by an independent appraiser selected by the Board of the Directors of the Company and the deceased Shareholder's personal representative within 120 days of such Shareholder's death and is referred to hereafter as the "BUYOUT PRICE".

      (c) The Company may purchase life insurance on each Individual Shareholder in such amount as may be determined by the Board of Directors.

      (d) The Company shall pay to the deceased Shareholder's estate the Insurance Proceeds in payment of the Buyout Price within ten (10) days following the later to occur of (i) the Company's receipt of such proceeds, or (ii) the determination of the Buyout Price; PROVIDED, HOWEVER, that the total amount of any Insurance Proceeds paid to the deceased Individual Shareholder's estate pursuant to this SECTION 4.4(D) shall not exceed the Buyout Price. In the event that the Insurance Proceeds are insufficient to pay the Buyout Price, the Company shall pay to the deceased Shareholder's estate the balance of the Buyout Price, if any, no later than 10 days before the date that the Estate Taxes are due or in accordance with any payment schedule agreed upon by the deceased Shareholder's estate and the taxing authorities.

      (e) Notwithstanding anything contained herein to the contrary, in the event that, upon the death of an Individual Shareholder, there is a recognized, publicly-traded market for the deceased Shareholder's shares, the shares owned by the deceased Shareholder may be sold by the deceased Shareholder's estate in the public market, free of any restrictions under this Agreement.

      SECTION 4.5 RIGHT OF FIRST REFUSAL. In the event any Individual Shareholder (a "SELLING SHAREHOLDER") receives a bona fide offer to purchase its shares from an independent third party, Selling Shareholder shall give the Company and each of the other Shareholders (the "NON-SELLING Shareholders") notice of such an offer and provide the Company and each of the Non-Selling Shareholders a copy thereof. The Company shall have the option to elect, within 10 days following its receipt of such notice, to purchase the Selling Shareholder's shares under the same terms and conditions as the offer. In the event the Company does not exercise its option to purchase all of such shares, it shall give notice to that effect to the Non-Selling Shareholders and the Non-Selling Shareholders shall have the option to purchase any of the Selling Shareholder's shares not purchased by the Company under the same terms and conditions as the offer, such option to be exercised within 10 days following the expiration of the Company's option period. If the Selling Shareholder's shares are purchased by more than one Non-Selling Shareholder, they may be divided among the purchasers as the purchasers may agree or, absent an agreement among the purchasers to the contrary, in proportion to each purchaser's respective interest in the Company prior to such purchase from the Selling Shareholder. If, at the end of the option periods described above, options have not been exercised by the Company and/or the Non-Selling Shareholders to purchase all of the Selling Shareholder's offered shares, then the Selling Shareholder shall be free (subject, with respect to WWWX, to the provisions of Section 4.6 hereof), for a period of 60 days thereafter, to sell all, but not less than all, of the offered shares to the third party purchaser at the same price and upon the same terms and conditions as the offer. If such offered shares are not so sold within the aforesaid 60-day period, the Selling Shareholder shall not be permitted to sell such offered shares without again complying with the provisions of this Section 4.5.

      SECTION 4.6 TAG-ALONG RIGHTS. In the event WWWX receives an offer to purchase for all or substantially all of its shares in the Company which WWWX desires to accept, WWWX shall give prompt notice to each of the Individual Shareholders of such offer and the terms thereof and provide each of the other Shareholders with a copy of such offer, not later than 30 days prior to the closing of the sale by WWWX (the "Closing"). The Individual Shareholders shall have the option to give notice (a "TAG-ALONG NOTICE"), not later than 10 days prior to the Closing, pursuant to which any or all of the Individual Shareholders may require WWWX to give notice to the purchaser that, as part of the same transaction and as a condition thereto, such Individual Shareholder's shares shall be purchased for the same consideration and otherwise on the same terms and conditions upon which WWWX will sell its shares to the purchaser. If the purchaser does not wish to purchase a greater interest in the Company than contained in its offer to WWWX, then such purchaser must purchase the shares from WWWX and each Individual Shareholder giving a Tag-Along Notice on a pro rata basis in relation to each such Shareholder's interest in the Company.

                                    ARTICLE V
                         RIGHT TO COMPEL SALE OR MERGER

      SECTION 5.1 RIGHT TO COMPEL SALE OR MERGER.

          (a) If the Board of Directors determines to sell the Company to any bona fide independent third party other than an affiliate or a permitted transferee(s) under SECTION 4.3 (the "COMPELLED SALE PURCHASER"), and if such Compelled Sale Purchaser requires, as a condition to acquiring such ownership interest in the Company upon the terms acceptable to the Board of Directors, that all of the Shareholders sell to such Compelled Sale Purchaser all, and not less than all, of the ownership interest in the Company owned by the Shareholders, then each Shareholder shall be obligated, subject to the terms and conditions of this Agreement, to join in the concurrent sale of all of its respective ownership interest in the Company to the Compelled Sale Purchaser (a "COMPELLED SALE"), subject to the following:

                    i. The terms and conditions applicable to the sale of the shares shall be identical for all Shareholders, including, without limitation, the amount and nature of consideration and the same representations, indemnities and the like; and

                    ii. Each Shareholder's obligation to "join in" the Compelled
                        Sale shall not prevent such Shareholder from exercising all of its rights under this Agreement, including without limitation voting against a Compelled Sale, but after any and all such rights have been exercised, such Shareholder shall not otherwise unreasonably delay such Compelled Sale.

          (b) The Board of Directors shall notify each of the Shareholders in writing of a Compelled Sale (a "COMPELLED SALE NOTICE") not less than 30 days prior to the date such Compelled Sale is to occur, which Compelled Sale Notice shall set forth all of the material terms and conditions of the Compelled

               Sale, including, without limitation, the proposed amount and nature of consideration and all other material terms and conditions, including the date of the proposed transfer and all applicable representation, indemnities and other contract provisions. Each of the Shareholders shall execute and deliver to the Board of Directors within 15 days after receipt by such Shareholder for such execution, all documents reasonably required to be executed by each such Shareholder in order to consummate such Compelled Sale. Notwithstanding the foregoing, no Shareholder shall be required in any Compelled Sale to make any representation , warranty or indemnity that would not be customary and reasonable under the circumstances of the sale.

          (c) Settineri and Levi acknowledge that WWWX desires to purchase the shares of the Company owned by Settineri and Levi or to cause the Company to be merged with The Intrac Group, Ltd. ("Intrac"), a wholly-owned subsidiary of WWWX ("Intrac"), with (i) WWWX to receive a 84.22% equity interest in the surviving entity in exchange for all of its shares of the Company and Intrac, (ii) Settineri to receive a 11.84% equity interest in the surviving entity in exchange for all of his shares of the Company, and
               (iii) Levi to receive a 3.94% equity interest in the surviving entity in exchange for all of his shares of the Company. Settineri and Levi agree that, if the Board of Directors of the Company determine to effect the merger or consolidation described in this Section 5.1(c), they will each vote all of their shares of the Company in favor of such merger or consolidation.

                                   ARTICLE VI
                            BOOKS AND RECORDS/AUDITS

      SECTION 6.1  FINANCIAL REPORTS.

          (a) As soon as practicable after the end of each fiscal year, the Board of Directors shall cause the financial statements of the Company as of the end of its fiscal year and for the fiscal year then ended to be audited by an independent accounting firm. As soon as is practicable thereafter but in no event more than 60 days after the end of such fiscal year, a copy of a set of such financial statements shall be furnished to each Shareholder.

          (b) Within 30 days after the end of each calendar quarter, the Company shall furnish to each Shareholder a quarterly report containing quarterly financial statements.

          (c) Each Shareholder shall have the right, at any time, in its sole discretion and at its own expense, to review, with or without the assistance of accountants or auditors retained by such Shareholder, the records of the Company in connection with the financial statements or other information of the Company. The Company shall make available to such Shareholder and its accountants or auditors, for the purpose of such review, all such records, information and personnel, including its chief financial officer or any other officer, as are reasonably requested during normal hours on any business day by a Shareholder or its accountants or auditors.

          (d) All financial statements prepared for the Shareholders pursuant to this SECTION 6.1 shall show any variations from the relevant budgets approved by the Board of Directors.

      SECTION 6.2 BUDGETS. The Company will prepare an annual budget composed of monthly budgets that must be approved by the Board of Directors. Any variations from annual budgets must be approved by the Board of Directors.

      SECTION 6.3 WWWX CONSOLIDATION. It is expressly contemplated that the results of the Company's operations will be consolidated into WWWX's results.

      SECTION 6.4 TAX STATUS; CONSISTENT REPORTING. The Company will be treated as a "C-Corp" for tax purposes. The Shareholders shall not take any position on their tax returns inconsistent with the reporting of tax on the Company's tax return, except as otherwise required by law or upon the written advice of counsel.

                                   ARTICLE VII
                                 CONFIDENTIALITY

      SECTION 7.1 CONFIDENTIALITY AGREEMENT. From and after the date of this Agreement, each Shareholder shall keep secret and retain in strictest confidence, and shall not use for the benefit of such Shareholder or any person other than the Company all confidential matters and trade secrets known to such Shareholder relating to the Business, including, without limitation, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, the software, technical processes, designs and design projects, invention and research projects and other business affairs relating to the Business learned by such Shareholder heretofore or hereafter, and shall not disclose them to anyone outside of the Company or WWWX except upon the Company's express written consent. For purposes of this SECTION 7.1, "confidential information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Shareholder, (ii) is already in such Shareholder's possession, (iii) becomes available to such Shareholder on a non-confidential basis from a person unrelated to the Company who is under no obligation of confidentiality to the Company, or (iv) is the subject of a court order or other legal process compelling disclosure by the Shareholder, provided that the Shareholder shall promptly notify the Company of its receipt of any such court order or legal process and shall cooperate with the Company, at the Company's request and expense, in any attempt to obtain a protective order preventing such disclosure. For purposes of this SECTION 7.1, "Business" means consulting to the retail, wholesale and manufacturing marketplace for the timely disposition of distressed inventories and other assets as well as, for its own account, purchasing close-out and liquidation merchandise and re-marketing goods and services for either cash of a blended (cash and trade combined) transaction payment mechanism, and various other commercial endeavors. If a Shareholder breaches, or threatens to commit a breach of, the provisions contained in this SECTION 7.1, the Company shall have the following rights and remedies, each of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

          (a) SPECIFIC PERFORMANCE. The Company shall have the right to seek to have said provisions specifically enforced by any court having equity jurisdiction, all without the need to prove any amount of actual damage, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company; and

          (b) ACCOUNTING AND INDEMNIFICATION. The right and remedy to require the Shareholder to (i) account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived by the Shareholder or any associated party deriving such benefits as a result of any such breach; and (ii) to indemnify the Company against any other losses, damages, including special and consequential damages, costs and expenses, including actual attorneys fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      SECTION 8.1 TERMINATION. Unless sooner terminated by unanimous agreement of the parties, this Agreement shall terminate upon the closing of an underwritten, firm commitment initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its Common Stock wherein the aggregate net proceeds to the Company are at least $15,000,000.

      SECTION 8.2 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with proof of transmission) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

      (a)     If to WWWX, to:

              888 Seventh Avenue - Seventh Floor
              New York, NY  0106
              Facsimile No.:  212-632-0234
              Attn: President

      (b)     If to Settineri, to:

              c/o ATM/Intrac
              424 Madison Avenue - Ninth Floor
              New York, NY 10017
              Facsimile No.:  212-826-3114

      (c)     If to Levi, to:

              c/o ATM/Intrac
              424 Madison Avenue - Ninth Floor
              New York, NY 10017
              Facsimile No.:  212-826-3114

      (d)     If to the Company, to:

              424 Madison Avenue - Ninth Floor
              New York, NY 10017
              Attention:  President
              Facsimile No.:  212-826-3114

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this SECTION 8.2 be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this SECTION 8.2, be deemed given upon receipt of proof of confirmation, and (iii) if delivered by mail in the manner described above to the address as provided in this SECTION 8.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this SECTION 8.2. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

      SECTION 8.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, oral or written, specifically including any and all prior shareholders agreements by and among the Company and its shareholders, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

      SECTION 8.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      SECTION 8.5 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of all of the Parties.

      SECTION 8.6 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective heirs, executors, administrators, personal representatives, successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      SECTION 8.7 NO ASSIGNMENT; BINDING EFFECT. Except as otherwise provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of all other Parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of law and (b) that either WWWX may assign any or all of its rights, interests and obligations hereunder to a subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and provided that WWWX shall remain fully liable for the satisfaction of the obligations of such subsidiary. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      SECTION 8.8 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      SECTION 8.9 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      SECTION 8.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

      SECTION 8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts (including by way of facsimile), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be duly executed as of the date first above written.

ATM SERVICE, LTD.

By: /s/ Thomas A. Settineri
    --------------------------------------
     Name:  Thomas A. Settineri
     Title: Chairman

WORLDWIDE WEB NETWORX CORPORATION

By: /s/ Carol C. Knauff
    --------------------------------------
     Name:  Carol C. Knauff
     Title: Chairman, President and Chief Executive Officer

/s/ Thomas A. Settineri
--------------------------------------
THOMAS A. SETTINERI


/s/ Gary K. Levi
--------------------------------------
GARY K. LEVI